UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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TrustCo Bank Corp NY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael Hall General Counsel and Corporate Secretary

To:	Glass Lewis Subscribers

Re:	Report Feedback Statement

Date:	May 3, 2023

Please consider this as a response to the 2023 Glass Lewis report on the Trustco Bank Corp NY (“TrustCo” or “Company”) 2023 Proxy Statement.  We appreciate the opportunity to better articulate our views on board diversity, director independence, and executive compensation.

Election of Lisa M. Lucarelli

Glass Lewis recommends against the election of Lisa M. Lucarelli, the chair of the board’s Nominating and Corporate Governance Committee, as a director due to the company’s failure to achieve 30% gender diversity on the board.  It is unfortunate that the 30% standard is being applied to support a recommendation against Ms. Lucarelli.  As can be seen from TrustCo’s transparently disclosed diversity characteristics, as described more fully in our proxy, the TrustCo board is keenly aware of the benefits of diversity.  The board, fully supported by Ms. Lucarelli’s perspective as a businesswoman, successful investor, and mother with deep ties to the communities Trustco Bank serves and who identifies as disabled, can be expected to maintain its commitment to these principles and apply them with care and nuance in a way that will enhance long-term shareholder value.  The board’s current composition does not reflect opposition to the achievement of greater diversity and the corporate benefits that surely will result.  Rather, the board composition merely portrays a current snapshot of a work in progress.  We cannot imagine a better steward for the board’s diversity efforts than Ms. Lucarelli.  It would be a shame for the company to lose such a capable director and we urge our owners to support Ms. Lucarelli’s election.

Election of Frank B. Silverman:

Glass Lewis determined under its standard for director independence that incumbent director Frank B. Silverman is “affiliated” rather than “independent.”  For reference, the objection seems to relate to leases between Trustco Bank and entities in which Mr. Silverman is a minority owner and which during 2022 amounted to less than $92,000.  We wish to clarify that TrustCo’s board has determined, with the assistance of counsel and following a review of Mr. Silverman’s business arrangements, that Mr. Silverman meets the Nasdaq tests for director independence set forth in Nasdaq Listing Rule 5605.  Additionally, the board determined that Mr. Silverman does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  We understand that Glass Lewis has a different view of the matter, but we urge our owners to support our board in its judgment that the deep understanding of the central Florida business community in general, and the real estate market in particular, that Mr. Silverman brings to the board adds important insight that enhances shareholder value.  We also urge deference to the board’s assessment of Mr. Silverman exemplary character as it factors into this equation.  Accordingly, we urge our owners to support the TrustCo board’s recommendation in favor of electing Mr. Silverman.

Advisory Vote on Executive Compensation

Glass Lewis recommends that shareholders vote against the advisory vote on executive compensation.  Glass Lewis cites, among other factors, an excessive reliance on short term incentive payouts and a disconnect between pay and performance.  We respectfully submit that TrustCo’s performance was more than “moderately better than its peers” as stated by Glass Lewis.  To highlight the significant outperformance TrustCo had in the financial metrics used in our Short Term Incentive Plan for 2022 compared to our peer group, we note the following results:

Tier 1 Risk-Based Capital	100th percentile
Total Shareholder Return	95th percentile
Efficiency Ratio	78th percentile
Return on Average Assets	77th percentile

We think that ranking above the 75th percentile in each of the performance metrics listed above is a greater level of achievement than just “moderately better.”  Additionally, as detailed in our proxy statement, the Compensation Committee made several changes to the program intended to address concerns raised last year.  It takes time for the impact of changes to be fully realized.  We believe that the program is a work in progress worthy of shareholder support.

Finally, we urge our owners to take note of the significant contrast between the increase in our share price, of 13.29%, during a year in which one of the most closely tracked stock market benchmarks, the S&P 500 Index, contracted 18.10%, and our peer group’s (as defined by Glass Lewis) average share price fell 6.88%.  The increase in TrustCo’s share price during 2022 exceeded by 31.39% the change in average share price of the top 500 largest public companies (by market capitalization) in the United States, and exceeded by 20.17% the change in average share price of our peer group.

Again, we are grateful for the opportunity to offer this further articulation of our views on these matters.  We would be honored to have the broad support of our owners for Ms. Lucarelli, Mr. Silverman, and our compensation program.

Best regards,

Safe Harbor Statement

All statements in this letter that are not historical are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future developments, results or periods. Examples of forward-looking statements include, among others, statements we make regarding our expectations for the compensation of our named executive officers and the composition of our board.  Such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed, including other risks and uncertainties under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our subsequent quarterly reports on Form 10-Q or other securities filings. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any intent or obligation to update forward-looking statements, either as a result of future developments, new information or otherwise, except as may be required by law.